Exhibit 99.2

PMC-Sierra, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of September 26, 2010, the unaudited pro forma condensed combined statement of operations for the nine months ended September 26, 2010 and the unaudited pro forma condensed combined statement of operations for the year ended December 27, 2009, are based on the historical financial statements of PMC and Wintegra, Inc. The unaudited pro forma condensed combined financial statements are presented as if the acquisition of Wintegra had occurred as of September 26, 2010 for pro forma balance sheet purposes and as if the acquisition of Wintegra had occurred as of the first day of fiscal 2009 for pro forma statement of operations purposes.

The pro forma adjustments are based on preliminary information available at the time of this document. These preliminary estimates and assumptions are subject to change as the Company finalizes the valuations of the net tangible and intangible assets acquired in connection with its acquisition of Wintegra.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have reported had the Wintegra acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that may be achieved with respect to the combined companies. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with PMC’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 27, 2009, its Quarterly Report on Form 10-Q for the nine months ended September 26, 2010, the financial statements of Wintegra for the fiscal year 2009 derived from its prospectus filed on Form S-1 filed with the Securities Exchange Commission on May 7, 2010, and Wintegra’s historical unaudited consolidated financial statements included in this Current Report as Exhibit 99.1.

PMC-Sierra, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	Historical PMC-Sierra, Inc. Sept 26, 2010	Historical Wintegra, Inc. Sept 30, 2010	Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$245,404	$16,792	$(216,149	)(a)	$46,047
Accounts receivable, net	76,765	8,958	—		85,723
Inventories, net	36,122	4,839	9,832	(b)	50,793
Prepaid expenses and other current assets	17,729	1,771	—		19,500
Income taxes receivable	3,924	—	—		3,924
Deferred tax assets	9,605	—	—		9,605

Total current assets	389,549	32,360	(206,317)		215,592
Property and equipment, net	15,529	2,713	—		18,242
Investment securities	310,381	—	—		310,381
Goodwill	398,798	—	119,193	(c),(j)	517,991
Intangible assets, net	104,201	3,434	104,000	(d)	211,635
Deferred tax assets	251	—	—		251
Prepaid expenses	24,497	16	—		24,513
Investments and other assets	12,738	766	(2,000	)(m)	11,504
Deposits for wafer fabrication capacity	5,145	—	—		5,145

	$1,261,089	$39,289	$14,876		$1,315,254

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$29,530	$4,102	$—		$33,632
Accrued liabilities	61,714	4,814	3,740	(e)	70,268
Liability for unrecognized tax benefit	38,168	—	—		38,168
Income taxes payable	383	—	—		383
Deferred income taxes	232	—	2,174	(h)	2,406
Accrued restructuring costs	2,263	—	—		2,263
Deferred income	22,218	262	—		22,480

Total current liabilities	154,508	9,178	5,914		169,600

2.25% senior convertible notes due October 15, 2025, net	60,768	—	—		60,768
Long-term obligations	7,865	903	28,695	(k)	37,463
Deferred income taxes	27,102	—	7,626	(h)	34,728
Liability for unrecognized tax benefit	15,647	—	—		15,647

PMC special shares convertible into 1,447	1,826	—	—		1,826
shares of common stock

Stockholders’ equity
Capital stock and additional paid in capital	1,560,551	57,170	(57,170	)(l)	1,560,551
Accumulated other comprehensive income	2,938	180	(180	)(l)	2,938
Accumulated deficit	(570,116)	(28,142)	4,506	(j)	(568,267)
			(3,740	)(e)
			1,083	(g)
			28,142	(l)

Total stockholders’ equity	993,373	29,208	(27,359)		995,222

	$1,261,089	$39,289	$14,876		$1,315,254

See Notes to unaudited pro forma condensed combined financial statements.

PMC-Sierra, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except for per share amounts)

	Historical PMC-Sierra, Inc.	Historical Wintegra, Inc.	Pro Forma Adjustments		Pro Forma Combined
	Year ended
	Dec 27, 2009	Dec 31, 2009	(Note 3)
Net revenues	$496,139	$28,578	$—		$524,717

Cost of revenues	165,231	6,384	23	(g)	171,638

Gross profit	330,908	22,194	(23)		353,079

Other costs and expenses:
Research and development	149,184	15,522	1,236	(g)	165,942
Selling, general and administrative	84,942	7,892	993	(g)	93,827
Amortization of acquired intangible assets	39,344	—	21,748	(f)	61,092
Abandonment of lease agreement	—	643	—		643
Restructuring costs and other charges	888	—	—		888

Income (loss) from operations	56,550	(1,863)	(24,000)		30,687

Other (expense) income:
Gain on sale of investments	171	—	—		171
Amortization of debt issue costs	(200)	—	—		(200)
Loss on subleased facilities	(538)	—	—		(538)
Foreign exchange loss	(2,371)	—	—		(2,371)
Interest (expense) income, net	(2,511)	(144)	(2,209	)(a)	(4,864)

Income (loss) before provision for income taxes	51,101	(2,007)	(26,209)		22,885

Provision for income taxes	(4,224)	—	2,174	(h)	(2,050)

Net income	$46,877	$(2,007)	$(24,035)		$20,835

Net income per common share - basic	$0.21				$0.09
Net income per common share - diluted	$0.20				$0.09

Shares used in per share calculation - basic	226,225				226,225
Shares used in per share calculation - diluted	229,567		520	(i)	230,087

See Notes to unaudited pro forma condensed combined financial statements.

PMC-Sierra, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except for per share amounts)

	Historical PMC-Sierra, Inc.	Historical Wintegra, Inc.	Pro Forma Adjustments		Pro Forma Combined
	Nine months ended
	Sept 26, 2010	Sept 30, 2010	(Note 3)
Net revenues	$475,830	$41,772	$—		$517,602

Cost of revenues	152,882	12,514	16	(g)	165,412

Gross profit	322,948	29,258	(16)		352,190

Other costs and expenses:
Research and development	135,893	14,095	707	(g)	150,695
Selling, general and administrative	73,148	7,419	568	(g)	81,135
Amortization of acquired intangible assets	22,536	—	16,311	(f)	38,847
Restructuring costs and other charges	322	—	—		322

Income (loss) from operations	91,049	7,744	(17,602)		81,191

Other (expense) income:
Loss on investment securities	(79)	—	—		(79)
Amortization of debt issue costs	(150)	—	—		(150)
Loss on subleased facilities	—	—	—		—

Foreign exchange loss	(1,622)	—	—		(1,622)
Interest (expense) income, net	(78)	(113)	(1,657	)(a)	(1,848)

Income before provision for income taxes	89,120	7,631	(19,259)		77,492

Provision for income taxes	(16,872)	—	1,631	(h)	(15,241)

Net income	$72,248	$7,631	$(17,628)		$62,251

Net income per common share - basic	$0.31				$0.27

Net income per common share - diluted	$0.31				$0.26
Shares used in per share calculation - basic	230,922				230,922
Shares used in per share calculation - diluted	234,290		1,055	(i)	235,345

See Notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On November 18, 2010 (“the Effective Date”), PMC completed its previously announced acquisition of Wintegra, a privately held Delaware corporation, pursuant to the Agreement and Plan of Merger dated as of October 21, 2010 (“the Merger Agreement”). The Company’s acquisition, pursuant to the Merger Agreement, was effected by merging Merger Sub into Wintegra, with Wintegra continuing on as the surviving corporation and as a direct wholly-owned subsidiary of PMC (the “Merger”).

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

The Company has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change as we finalize the valuations of the net tangible assets, intangible assets and resultant goodwill. In particular, the final valuations of identifiable intangible and net tangible assets may change materially from the preliminary estimates. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

As consideration for the Merger and pursuant to the terms of the Merger Agreement, the purchase price was $240 million, subject to adjustments, in exchange for all outstanding equity interests in Wintegra. Unvested Wintegra options that were outstanding at the effective time of the Merger were exchanged into PMC options in the manner described in the Merger Agreement. All other equity interests in Wintegra were exchanged for cash. PMC funded the cash consideration paid at closing from the proceeds of the Credit Agreement described above.

In addition to the consideration paid at the Effective Date, subject to the terms and conditions of the Merger Agreement, Wintegra equity holders may be entitled to receive an additional earn-out payment, not to exceed $60 million, calculated on the basis of Wintegra’s calendar year 2011 revenue.

A sum of $24 million, deducted from the initial merger consideration, was deposited into an escrow account and will be held for a period of 15 months to secure the indemnification obligations of Wintegra equity holders under the Merger Agreement.

The foregoing description of the Merger Agreement is not intended to be complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 26, 2010 and the Amendment to the Agreement and Plan of Merger, as of the Effective Date, which was attached as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on November 19, 2010 and is incorporated herein by reference.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have been reported had the Wintegra acquisition been completed as of the dates presented, and should not be taken as a representation of future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that the Company may be achieved with respect to the combined companies.

The unaudited pro forma condensed combined statements of income provided above give effect to the acquisition as of the beginning of fiscal 2009, for both PMC and Wintegra. Due to the combining companies having different fiscal period ends, the unaudited pro forma condensed combined statements of income combine the historical results for PMC for the nine months ended September 26, 2010 and year ended December 27, 2009, and the historical results of Wintegra for the nine months ended September 30, 2010 and year ended December 31, 2009. The unaudited pro forma condensed combined balance sheet combines the historical balance sheet of PMC as of September 26, 2010 and of Wintegra as of September 30, 2010, giving effect to the acquisition as of these dates, respectively.

2.	Preliminary Acquisition Consideration

The Company paid cash of $220.9 million as partial consideration on the Effective Date for the acquisition. The cash paid reflects the purchase price of $240 million net of certain adjustments that were specified in the Merger Agreement. In addition, the estimated purchase consideration includes $28.7 million of contingent consideration, which reflects the fair value of an earn-out payment that the equity holders of Wintegra may be entitled to if 2011 revenues exceed an agreed threshold described in the Merger Agreement. The fair value of the earn-out payment was determined in accordance with ASC 805-20-25-15A.

As of November 18, 2010, Wintegra had approximately 0.8 million stock options outstanding. In accordance with the Merger Agreement, the conversion ratio of the number of shares to be issued for each Wintegra stock option exchanged was based upon a conversion ratio of 1.283 PMC options for each Wintegra Option, which was calculated as the consideration price of $9.91 paid by PMC for each Wintegra share of common stock outstanding divided by the average PMC stock price for five trading days prior to the closing date of November 18, 2010.

The preliminary fair values of stock options exchanged were determined using a Black-Scholes-Merton valuation model with the following assumptions: weighted average expected life of 5.06 years, weighted average risk-free interest rate of 1.5%, and a weighted average expected volatility of 54%. The preliminary fair values of unvested Wintegra stock options will be recorded as operating expenses on a straight-line basis over the remaining vesting periods, while the preliminary fair values of vested stock options are included in the total purchase price. The preliminary purchase consideration includes $1.1 million related to the fair value of replacement equity awards given to Wintegra employees for pre-acquisition services. The remainder of the fair value of the stock options exchanged will be expensed over the remaining vesting period of the options.

The preliminary purchase price is:

(in thousands)
Cash	$220,877
Contingent consideration	28,695
Fair value of replacement equity awards attributable to precombination service	1,083

Total preliminary purchase price	$250,655

The total preliminary purchase price for Wintegra was allocated to the net tangible and intangible assets based upon their preliminary fair values as of November 18, 2010 as set forth below. The excess of the preliminary purchase price over the preliminary net tangible and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and the estimates and assumptions are subject to change. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, the valuation of intangible assets acquired, certain legal matters, and residual goodwill. The Company expects to continue obtaining information to assist in determining the fair value of the net assets acquired at the acquisition date. The preliminary purchase price allocation for Wintegra is as follows:

(in thousands)
Net tangible assets, including $16,792 cash and $9,832 fair value adjustment to inventory	$39,040
Deferred tax liability	(9,800)
Intangible assets
Existing technology	66,300
Core technology	12,900
Customer relationships	16,500
Trademarks	2,300
In-process research and development	6,000
Goodwill	117,415

Total preliminary purchase price	$250,655

Regarding the fair value adjustment to inventory noted in the table above, no pro forma adjustment has been made in the unaudited pro forma condensed combined statements of operations due to the non-recurring nature of this item.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. Intangible assets include existing and core technology, customer relationships, trademarks and in-process research and development. Preliminary fair values for these assets were determined based on the income approach. These identified intangibles are finite-lived assets with the following estimated useful lives: existing and core technology – 4 - 5 years; customer relationships and trademarks 5 – 8 years, and will be amortized on a straight line basis.

Acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts. For the purpose of these unaudited condensed combined pro forma financial statements, acquired in-process research and development is assumed to be not yet complete and not impaired. Upon completion of development, acquired in-process research and development assets will be considered amortizable, finite-lived assets.

Goodwill. Goodwill represents the excess of the preliminary estimated purchase consideration over the preliminary fair value of the underlying net tangible and intangible assets. In accordance with ASC Topic 350, Intangibles – Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred, that may indicate a possible impairment. In the event management determines the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

The Company recognized a gain on disposition of its investment in Wintegra that was held prior to November 18, 2010. This investment had been accounted for at cost, or $2 million. The Company disposed of its investment in 2.6% of the outstanding common shares of Wintegra for proceeds of $6.5 million, or the Company’s proportionate share of the fair value of Wintegra at the acquisition date. The Company expects to receive cash proceeds of $4.7 million and will recognize the remaining $1.8 million as an increase to goodwill.

3.	Preliminary Pro Forma and Acquisition Accounting Adjustments

The pro forma adjustments are as follows:

The pro forma adjustments are as follows:

(a)	To record the cash payment of $216.6 million related to the acquisition net of proceeds recorded as part of step acquisition accounting for Wintegra, as well as interest income forgone due to holding lower cash balances.

(b)	To record the fair value adjustment relating to net inventory

(c)	To record the preliminary value of goodwill of $117.4 million (see Note 2).

(d)	To record the estimated identifiable intangible assets which include in-process research and development (see Note 2).

(e)	To record the estimated direct acquisition costs.

(f)	To record amortization associated with preliminarily identified intangible assets acquired.

(g)	To record as purchase consideration the fair value of replacement equity awards given to Wintegra employees for pre-acquisition services, in the amount of $1.1 million; and to record as compensation expense the fair value of replacement equity awards for post-acquisition services in cost of revenues, research and development expense and selling, general and administrative expenses, totaling $2.3 million and $1.3 million for the year ended December 27, 2009 and nine months ended September 26, 2010, respectively.

(h)	Adjust deferred income taxes, which are primarily associated with identified intangible assets.

(i)	To reflect the exchange of unvested Wintegra options into unvested PMC options, included in the computation of diluted net income per share.

(j)	Gain on step up acquisition of $4.5 million and related impact to goodwill of $1.8 million (see Note 2).

(k)	To record the estimated fair value of contingent consideration

(l)	To record the elimination of the historical equity balances of Wintegra, Inc.

(m)	To record the elimination of the historical investment in Wintegra, Inc. that had a carrying value of $2 million.